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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Neoprobe Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 33-72700, 33-73622, 33-93438, 33-93858, 333-15989), on Form SB-2 (No.
33-86000) and on Form S-8 (Nos. 33-70074, 33-81410, and 333-05143) of Neoprobe
Corporation of our report dated March 31, 1999, relating to the consolidated balance sheet of Neoprobe Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K of Neoprobe Corporation.

Our report dated March 31, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                              KPMG LLP

Columbus, Ohio
April 9, 1999